Exhibit 99.1

Kodak Reports 2015 Fourth Quarter and Year-End Financial Results, Exceeding Earnings Goal for the Year

ROCHESTER, N.Y.--(BUSINESS WIRE)--March 15, 2016--Eastman Kodak Company (NYSE:KODK) today reported financial results for the fourth quarter and full year of 2015, delivering earnings higher than full-year guidance and reflecting significant progress in the Kodak transformation.

Highlights include:

  Operational EBITDA for the year of $122 million, exceeding 2015 full year Operational EBITDA guidance of $100 million to $120 million.
  GAAP net loss of $75 million for the full year in 2015, compared to a net loss of $118 million in 2014, an improvement of $43 million.
  Revenues for the year ended December 31, 2015, of $1.8 billion, compared to revenues of $2.1 billion for the year ended December 31, 2014, a reduction of approximately $0.3 billion, or 15%.
  Key product lines achieved strong growth for the full year 2015:
    Volume for KODAK SONORA Process Free Plates grew by 50%.
    Volume for KODAK FLEXCEL NX Plates grew by 26%.
    Revenues for the Software and Solutions Division increased by 12% on a constant currency basis, or 4% on a reported basis.
  Operating expenses were $330 million for the year ended December 31, 2015, a 24% improvement from the prior-year period. Total reported SG&A and R&D expenses were $287 million for the year ended December 31, 2015.
  The Company ended the year with a cash balance of $547 million. This reflects an increase in cash of $26 million for the fourth quarter of 2015.
  The Company has announced strategic and product decisions regarding its PROSPER and silver metal mesh touch sensor businesses.

2016 Guidance

  2016 guidance is revenues of $1.5 billion to $1.7 billion and Operational EBITDA of $130 million to $150 million. The Operational EBITDA guidance represents 12% to 29% improvement on a comparable basis versus 2015, adjusting for the year over year impact of foreign exchange. This guidance is on a continuing operations basis and excludes the PROSPER and silver metal mesh businesses.

“I am pleased with the performance of the Company for 2015,” said Jeff Clarke, Kodak Chief Executive Officer. “We delivered strong operating performance, exceeding the Operational EBITDA guidance we provided for the year, delivering greater than the targeted cost structure savings and meaningfully improving the quality of our earnings.”

Revenues in the fourth quarter of 2015 were $467 million, a 12% decline from the fourth quarter of 2014. On a constant currency basis, revenues in Q4 2015 declined by 7% versus Q4 in 2014. The decrease was primarily driven by the expected continued decline in legacy consumer inkjet printer cartridge sales, non-recurring licensing revenue in the prior-year period as well as pricing reductions in digital plates within the Print Systems Division.

“We are executing well within the new divisional structure, and making the progress necessary in our key businesses to drive future growth,” said John McMullen, Kodak Chief Financial Officer. “We are also exceeding our aggressive cost goals to ensure we have the structure and capacity we need to invest in growth and to return the Company to sustained profitability.”

Print Systems Division (PSD), Kodak’s largest division, had Q4 revenues of $292 million, an 11% decline compared to Q4 in 2014. Operational EBITDA for the quarter was $37 million, 23% better than the same period a year ago. On a constant currency basis, PSD Q4 revenues declined 5% while Operational EBITDA improved by 30%.

PSD had full year 2015 revenues of $1.106 billion, a 12% decline compared to 2014. Full year Operational EBITDA was $98 million, 5% better than the same period a year ago. On a constant currency basis, PSD revenues declined 4% while Operational EBITDA improved by 15%. The decline in year over year revenues was due primarily to foreign exchange, global economic volatility particularly in Brazil, Japan and China, and competitive pricing pressures.

Highlights for the division include the successful transition of SONORA plate manufacturing from England to the Americas, the release of two new products, KODAK ELECTRA MAX Thermal Plates and KODAK LIBRA VP Digital Plates, and the increase in KODAK NEXPRESS Digital Color Production Press placements by approximately 16%, from 67 to 78 units.

Enterprise Inkjet Systems Division (EISD) had Q4 revenues of $50 million, up from $47 million in the same period in 2014. On a constant currency basis, revenues improved by $5 million. Operational EBITDA was a negative $4 million, compared with a negative $8 million in the fourth quarter of 2014, for an improvement of $4 million. On a constant currency basis, Operational EBITDA improved by $5 million.

For the full year 2015, EISD revenues were $173 million, down from $185 million in the same period last year. On a constant currency basis, revenues improved by $2 million. Operational EBITDA for the full year 2015 was negative $26 million, an improvement of $18 million compared to the prior-year period. This improvement reflects the reduction in earnings contribution from the KODAK VERSAMARK legacy product, more than offset by improvement in PROSPER contribution through consumables growth and cost reductions.

Micro 3D Printing and Packaging Division (MPPD) had a strong year, driven by the success of the KODAK FLEXEL NX System. Revenues for Q4 were $31 million, down $5 million compared to the same period a year ago. On a constant currency basis, revenues declined by $2 million, or 6%, from Q4 2014. Operational EBITDA for Q4 was breakeven, which was flat with the fourth quarter of 2014. On a constant currency basis, Operational EBITDA improved by $2 million.

For the full year, FLEXCEL NX revenue increased by 12%, or 24% on a constant currency basis. The installed base grew by 20% year over year ending the year at over 470 FLEXCEL NX CTPs. Plate volume increased by 26% year over year for the full year. Operational EBITDA for MPPD improved from negative $1 million to $9 million, a year over year improvement of $10 million corresponding to a $14 million improvement on a constant currency basis. The improvement in this division represents strong growth in the FLEXCEL NX packaging business as well as a reduced loss in Micro 3D printing.

Software and Solutions Division (SSD) had strong performance in 2015. Q4 SSD revenues were $27 million, or $29 million on a constant currency basis, essentially flat compared to the same period last year. Operational EBITDA improved from $3 million to $4 million.

For the full year 2015, SSD revenues were $112 million, up from $108 million in the same period last year. Operational EBITDA improved from $3 million to $9 million, a year over year improvement of $6 million corresponding to a $9 million improvement on a constant currency basis. The improvement in this division reflects higher revenue from Kodak Technology Solutions and cost improvements in Unified Workflow Solutions due to increased operational efficiency.

Consumer and Film Division (CFD) revenues for Q4 were $63 million, down from $87 million in Q4 of 2014. Operational EBITDA declined from $17 million to $14 million. For the quarter, revenue and Operational EBITDA included $5 million of brand licensing from an amendment of an agreement, offsetting expected declines, both as built into our plan for the year.

For the full year, revenues for CFD were $265 million, down 25% from $352 million, driven by a 41% reduction in consumer inkjet revenue. Operational EBITDA declined from $66 million to $52 million, as expected. For the fourth quarter in a row, film recorded a profitable quarter on the basis of Operational EBITDA before corporate costs, which was the Company’s goal.

Intellectual Property Solutions Division (IPSD) had modest revenue for the full year 2015. Operational EBITDA was a negative $22 million for the full year 2015, an improvement of $8 million from negative $30 million for the full year 2014 when excluding non-recurring intellectual property revenues. The improvement is the result of focused reductions in research programs. On a GAAP basis, Operational EBITDA declined by $62 million due to $70 million of non-recurring intellectual property licensing in the prior year.

Eastman Business Park Division (EBP) revenues for the full year 2015 were $13 million, down slightly from 2014. Operational EBITDA was $2 million up from $1 million in 2014. The overall operating efficiency of the Park is improving, and EBP has a healthy pipeline of potential tenants.

Strategic and Product Decisions

Kodak announced strategic and product decisions regarding its Enterprise Inkjet and silver metal mesh touch sensor businesses. Kodak is in talks with prospective buyers about offers to purchase its KODAK PROSPER Enterprise Inkjet business, with its highly acclaimed PROSPER Press Platform, PROSPER S Series Imprinting Systems and related products. Sagent Advisors, an independent investment bank, and DC Advisory, a European corporate finance adviser, which share Daiwa Securities, a Japanese investment bank, as a common shareholder, have been engaged by Kodak to manage the sale process.

“The PROSPER business has significant potential for accelerated growth, which will expand even further with the planned introduction of KODAK ULTRASTREAM, a next generation inkjet writing system,” said Jeff Clarke, Kodak Chief Executive Officer. “To achieve its full economic potential, PROSPER will be best leveraged by a company with a larger sales and distribution footprint in digital printing markets.”

Functional 3D printing, including touch screen sensors, is an important element of Kodak’s portfolio and Kodak will continue to develop leading-edge technology in this segment. After advancing both silver and copper metal mesh technologies, Kodak has decided to focus on copper. “Based on feedback from industry participants, it’s clear our fully additive copper metal mesh is the winning approach in terms of overall cost, setup cost and scalability to larger screens,” said Clarke.

Kodak will exit its position in silver metal mesh development, but will continue to make silver halide film available to touch screen sensor manufacturers.

About Kodak

Kodak is a technology company focused on imaging. We provide – directly and through partnerships with other innovative companies – hardware, software, consumables and services to customers in graphic arts, commercial print, publishing, packaging, electronic displays, entertainment and commercial films, and consumer products markets. With our world-class R&D capabilities, innovative solutions portfolio and highly trusted brand, Kodak is helping customers around the globe to sustainably grow their own businesses and enjoy their lives. For additional information on Kodak, visit us at kodak.com, follow us on Twitter @Kodak, or like us on Facebook at KodakNow.

Cautionary Statement Regarding Forward-looking Statements

This press release includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning Kodak’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, investments, financing needs, business trends, and other information that is not historical information. When used in this press release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts,” “forecasts,” “strategy,” “continues,” “goals,” “targets” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions, as well as statements that do not relate strictly to historical or current facts, are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon Kodak’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in the forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described in more detail in Kodak’s Annual Report on Form 10-K for the year ended December 31, 2015 under the headings “Business,” “Risk Factors,” “Legal Proceedings” and/or “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources,” and in other filings Kodak makes with the U.S. Securities and Exchange Commission from time to time, as well as the following: Kodak’s ability to comply with the covenants in its credit agreements; Kodak’s ability to improve and sustain its operating structure, cash flow, profitability and other financial results; the ability of Kodak to achieve cash forecasts, financial projections, and projected growth; Kodak’s ability to achieve the financial and operational results contained in its business plans; Kodak’s ability to fund continued investments, capital needs and restructuring payments and service its debt; Kodak’s ability to discontinue, sell or spin-off certain non-core businesses or operations, or otherwise monetize assets; changes in foreign currency exchange rates, commodity prices and interest rates; Kodak’s ability to effectively anticipate technology trends and develop and market new products, solutions and technologies, including its micro 3D printing of touch sensors; Kodak’s ability to effectively compete with large, well-financed industry participants; continued sufficient availability of borrowings and letters of credit under Kodak’s revolving credit facility, Kodak’s ability to obtain additional financing if and as needed and Kodak’s ability provide or facilitate financing for its customers; Kodak’s ability to attract and retain key executives, managers and employees; the performance by third parties of their obligations to supply products, components or services to Kodak; and the impact of the global economic environment on Kodak. There may be other factors that may cause Kodak’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to Kodak or persons acting on its behalf apply only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included or referenced in this press release. Kodak undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

APPENDICES

A. NON-GAAP MEASURES

In this fourth quarter and full year financial results news release, reference is made to the following non-GAAP financial measures:

  Operational EBITDA;
  Improvement in Operating Expenses (Operational Selling, General and Administrative (“SG&A”) expenses and Operational Research and Development (“R&D”) expenses);
  Change in revenues on a constant currency basis; and
  Change in Operational EBITDA on a constant currency basis.

The Company believes that these non-GAAP measures represent important internal measures of performance. Accordingly, where they are provided, it is to give investors the same financial data management uses with the belief that this information will assist the investment community in properly assessing the underlying performance of the Company, its financial condition, results of operations and cash flow.

The following reconciliations are provided with respect to terms used in this financial results news release.

The Company’s segment measure of profit and loss is an adjusted earnings before interest, taxes, depreciation and amortization (“Operational EBITDA”).

The following table reconciles Operational EBITDA to the most directly comparable GAAP measure of Net Loss attributable to Eastman Kodak Company for the twelve months ended December 31, 2015:

(in millions)
FY 2015
Operational EBITDA	$122
All other	5
Depreciation and amortization	(145)
Corporate components of pension and OPEB income (2)	133
Restructuring costs and other	(38)
Stock-based compensation	(18)
Change in U.S. vacation benefits (3)	17
Consulting and other costs (4)	(13)
Idle Costs (5)	(3)
Costs previously allocated to discontinued operations	(1)
Other operating expense, net excluding gain related to Unipixel termination (6)	(5)
Interest expense	(63)
Other charges, net	(21)
Reorganization items, net	(5)
Loss from continuing operations before income taxes	(35)
Provision for income taxes	32
Loss from continuing operations	(67)
(Loss) earnings from discontinued operations, net of income taxes	(8)
Net loss	(75)
Less: Net income attributable to noncontrolling interests	5
Net Loss attributable to Eastman Kodak Company (GAAP basis)	$(80)

The following tables reconcile the improvement in Operational SG&A and Operational R&D expenses from the prior year period to the most directly comparable GAAP measures of SG&A and R&D, respectively, for the twelve months ended December 31, 2015, and 2014, respectively

(in millions)
	FY 2015	FY 2014	$ Change	% Change
Operational SG&A	$250	$329	$(79)	-24%
Operational R&D	80	108	(28)	-26%
Total Operating Expenses	$330	$437	$(107)	-24%

(in millions)
	FY 2015	FY 2014	$ Change	% Change
Operational SG&A	$250	$329	$(79)	-24%
Corporate components of pension and OPEB income (2)	(46)	(34)	(12)	35%
Impact of stock based compensation	12	3	9	300%
Change in U.S. vacation benefits (3)	(6)	-	(6)	n/a
Impact of consulting and other costs (4)	13	6	7	117%
Idle costs (5)	2	2	-	0%
Impact of costs previously allocated to discontinued operations	1	4	(3)	-75%
Selling, General and Administrative costs (GAAP basis)	$226	$310	$(84)	-27%

	FY 2015	FY 2014	$ Change	% Change
Operational R&D	$80	$108	$(28)	-26%
Corporate components of pension and OPEB income (2)	(18)	(15)	(3)	20%
Impact of stock based compensation	2	1	1	100%
Change in U.S. vacation benefits (3)	(3)	-	(3)	n/a
Research and Development Costs (GAAP basis)	$61	$94	$(33)	-35%

The following table reconciles the reduction in revenues on a constant currency basis to the most directly comparable GAAP measure of Total Revenues for the three months ended December 31, 2015, and 2014, respectively:

(in millions)
	Q4 2015	Q4 2014	% Change
Revenues on a constant currency basis	$497	$532	-7%
Impact of foreign exchange (1)	(30)	-
Total Revenues (GAAP Basis)	$467	$532	-12%

The following table reconciles the change in segment revenues on a constant currency basis to the most directly comparable GAAP measure of Total Segment Revenue for the three months ended December 31, 2015, and 2014, respectively:

					$ Change in
			Q4 2015	Q4 2014	Revenues		$ Change in	% Change in
			Total	Total	on a Constant	% Change in	Total Segment	Total Segment
	Q4 2015 Revenues	Impact of	Segment Revenue	Segment Revenue	Currency Basis	Revenues	Revenues	Revenues
	on a Constant	Foreign	as Reported	as Reported	vs Q4 2014	on a Constant	as Reported	as Reported
	Currency Basis	Exchange (1)	(GAAP Basis)	(GAAP Basis)	As Reported	Currency Basis	(GAAP Basis)	(GAAP Basis)
Print Systems	$314	$(22)	$292	$329	$(15)	-5%	$(37)	-11%
Enterprise Inkjet Systems	52	(2)	50	47	5	11%	3	6%
Micro 3D Printing and Packaging	34	(3)	31	36	(2)	-6%	(5)	-14%
Software and Solutions	29	(2)	27	30	(1)	-3%	(3)	-10%
Consumer and Film	64	(1)	63	87	(23)	-26%	(24)	-28%
Intellectual Property Solutions	1	-	1	-	1	n/a	1	n/a
Eastman Business Park	3	-	3	3	-	0%	-	0%

The following table reconciles the change in segment revenues on a constant currency basis to the most directly comparable GAAP measure of Total Segment Revenue for the twelve months ended December 31, 2015, and 2014, respectively:

					$ Change in
			FY 2015	FY 2014	Revenues		$ Change in	% Change in
			Total	Total	on a Constant	% Change in	Total Segment	Total Segment
	FY 2015 Revenues	Impact of	Segment Revenue	Segment Revenue	Currency Basis	Revenues	Revenues	Revenues
	on a Constant	Foreign	as Reported	as Reported	vs FY 2014	on a Constant	as Reported	as Reported
	Currency Basis	Exchange (1)	(GAAP Basis)	(GAAP Basis)	As Reported	Currency Basis	(GAAP Basis)	(GAAP Basis)
Print Systems	$1,213	$(107)	$1,106	$1,257	$(44)	-4%	$(151)	-12%
Enterprise Inkjet Systems	187	(14)	173	185	2	1%	(12)	-6%
Micro 3D Printing and Packaging	142	(14)	128	130	12	9%	(2)	-2%
Software and Solutions	121	(9)	112	108	13	12%	4	4%
Consumer and Film	271	(6)	265	352	(81)	-23%	(87)	-25%
Intellectual Property Solutions	1	-	1	70	(69)	-99%	(69)	-99%
Eastman Business Park	13	-	13	14	(1)	-7%	(1)	-7%

The following table reconciles the change in Operational EBITDA on a constant currency basis to the most directly comparable GAAP measure of Operational EBITDA (Segment Measure) for the three months ended December 31, 2015, and 2014, respectively:

					$ Change in
	Q4 2015				Operational EBITDA	% Change in
	Operational EBITDA	Impact of	Q4 2015	Q4 2014	on a Constant	Operational EBITDA	$ Change in	% Change in
	on a Constant	Foreign	Operational EBITDA	Operational EBITDA	Currency Basis	on a constant	Operational EBITDA	Operational EBITDA
	Currency Basis	Exchange (1)	(Segment Measure)	(Segment Measure)	vs Q4 2014	Currency Basis	(Segment Measure)	(Segment Measure)
Print Systems	$39	$(2)	$37	$30	$9	30%	$7	23%
Enterprise Inkjet Systems	(3)	(1)	(4)	(8)	5	-63%	4	-50%
Micro 3D Printing and Packaging	2	(2)	-	-	2	n/a	-	n/a
Software and Solutions	4	-	4	3	1	33%	1	33%
Consumer and Film	15	(1)	14	17	(2)	-12%	(3)	-18%
Intellectual Property Solutions	(4)	-	(4)	(6)	2	-33%	2	-33%
Eastman Business Park	1	-	1	1	-	0%	-	0%

The following table reconciles the change in Operational EBITDA on a constant currency basis to the most directly comparable GAAP measure of Operational EBITDA (Segment Measure) for the twelve months ended December 31, 2015, and 2014, respectively:

					$ Change in
	FY 2015				Operational EBITDA	% Change in
	Operational EBITDA	Impact of	FY 2015	FY 2014	on a Constant	Operational EBITDA	$ Change in	% Change in
	on a Constant	Foreign	Operational EBITDA	Operational EBITDA	Currency Basis	on a constant	Operational EBITDA	Operational EBITDA
	Currency Basis	Exchange (1)	(Segment Measure)	(Segment Measure)	vs FY 2014	Currency Basis	(Segment Measure)	(Segment Measure)
Print Systems	$107	$(9)	$98	$93	$14	15%	$5	5%
Enterprise Inkjet Systems	(21)	(5)	(26)	(44)	23	-52%	18	-41%
Micro 3D Printing and Packaging (6)	13	(4)	9	(1)	14	-1400%	10	-1000%
Software and Solutions	12	(3)	9	3	9	300%	6	200%
Consumer and Film	57	(5)	52	66	(9)	-14%	(14)	-21%
Intellectual Property Solutions	(22)	-	(22)	40	(62)	-155%	(62)	-155%
Eastman Business Park	2	-	2	1	1	100%	1	100%

The following table reconciles the change in FLEXCEL NX revenues on a constant currency basis to the most directly comparable GAAP measure of Total Revenue for the twelve months ended December 31, 2015, and 2014, respectively:

(in millions)
	FY 2015	FY 2014	% Change
FLEXCEL NX revenues on a constant currency basis	$97	$78	24%
Impact of foreign exchange (1)	(10)	-
FLEXCEL NX revenues as reported (GAAP Basis)	$87	$78	12%

Footnote Explanations:

(1)	The impact of foreign exchange represents the 2015 foreign exchange impact using average foreign exchange rates for 2014 rather than the actual exchange rates in effect for the respective period in 2015.

(2)	Composed of interest cost, expected return on plan assets, amortization of actuarial gains and losses, and curtailments and settlement components of pension and other postretirement benefit expenses.

(3)	In the fourth quarter of 2015, Kodak changed the timing of when U.S. employees earn their vacation benefits, which reduced the related accrual as of December 31, 2015.

(4)	Consulting and other costs are primarily related to professional services provided for corporate strategic initiatives in the current year periods. The prior year periods primarily represent the cost of AlixPartners filling interim executive positions which are not captured within “Reorganization items, net” as well as consulting services provided by former executives during transitional periods.

(5)	Consists of third party costs such as security, maintenance, and utilities required to maintain land and buildings in certain locations not used in any Kodak operations.

(6)	In 2015, a $3 million gain was recognized related to assets that were acquired for no monetary consideration as a part of the termination of the relationship with UniPixel. The gain was reported in Other operating income (expense), net in the Consolidated Statement of Operations. Other operating income (expense), net is typically excluded from the segment measure. However, this particular gain was included in the Micro 3D Printing and Packaging segment’s earnings in 2015.

B. FINANCIAL STATEMENTS

Eastman Kodak Company
CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues
Sales	$1,447	$1,738	$381	$438
Services	351	378	86	94
Total net revenues	1,798	2,116	467	532
Cost of revenues
Sales	1,171	1,376	291	355
Services	246	284	57	68
Total cost of revenues	1,417	1,660	348	423
Gross profit	381	456	119	109
Selling, general and administrative expenses	226	310	47	71
Research and development costs	61	94	12	21
Restructuring costs and other	38	59	9	17
Other operating expense, net	2	9	2	7
Earnings (loss) from continuing operations before interest expense, other (charges) income, net, reorganization items, net and income taxes	54	(16)	49	(7)
Interest expense	63	62	17	15
Other charges, net	(21)	(21)	(6)	(17)
Reorganization items, net	5	13	-	2
(Loss) earnings from continuing operations before income taxes	(35)	(112)	26	(41)
Provision (benefit) for income taxes	32	10	3	(1)
(Loss) earnings from continuing operations	(67)	(122)	23	(40)
(Loss) earnings from discontinued operations, net of income taxes	(8)	4	-	(1)
NET (LOSS) EARNINGS	(75)	(118)	23	(41)
Less: Net income (loss) attributable to noncontrolling interests	5	5	(1)	1
NET (LOSS) EARNINGS ATTRIBUTABLE TO EASTMAN KODAK COMPANY	$(80)	$(123)	$24	$(42)

The notes accompanying the Company’s financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2015, are an integral part of these consolidated financial statements.

Eastman Kodak Company
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(in millions)

	As of December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$547	$712
Receivables, net	365	414
Inventories, net	314	349
Deferred income taxes	22	31
Assets held for sale	2	14
Other current assets	28	30
Total current assets	1,278	1,550
Property, plant and equipment, net of accumulated depreciation of $330 and $231, respectively	426	524
Goodwill	88	96
Intangible assets, net	158	182
Restricted cash	43	37
Deferred income taxes	23	38
Other long-term assets	122	129
TOTAL ASSETS	$2,138	$2,556

LIABILITIES AND EQUITY
Accounts payable, trade	$195	$212
Short-term borrowings and current portion of long-term debt	5	5
Liabilities held for sale	-	10
Other current liabilities	259	372
Total current liabilities	459	599
Long-term debt, net of current portion	675	672
Pension and other postretirement liabilities	623	662
Other long-term liabilities	278	324
Total liabilities	2,035	2,257

Commitments and contingencies (Note 9)

Equity
Common stock, $0.01 par value	-	-
Additional paid in capital	633	621
Treasury stock, at cost	(5)	(4)
Accumulated deficit	(283)	(204)
Accumulated other comprehensive (loss) income	(267)	(136)
Total Eastman Kodak Company shareholders’ equity	78	277
Noncontrolling interests	25	22
Total equity	103	299
TOTAL LIABILITIES AND EQUITY	$2,138	$2,556

The notes accompanying the Company’s financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2015, are an integral part of these consolidated financial statements.

CONTACT:
Media:
Kodak
Louise Kehoe, 585-802-1343
louise.kehoe@kodak.com
or
Investors:
Kodak
David Bullwinkle, 585-724-4053
shareholderservices@kodak.com